Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter of 2020

•	172nd Consecutive Quarter of Profitability

•	Net Earnings of $38.0 million for the first quarter of 2020, or $0.27 per share

•	Return on Average Tangible Common Equity of 12.27% for the first quarter of 2020

•	TCE Ratio of 11.3%, Total Risk-based Capital Ratio of 15.5% and CET1 Ratio of 14.1%

•	Growth in Noninterest-bearing Deposits of $474 million or 9% year-over-year

Ontario, CA, April 22, 2020-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2020.

CVB Financial Corp. reported net income of $38.0 million for the quarter ended March 31, 2020, compared with $51.3 million for the fourth quarter of 2019 and $51.6 million for the first quarter of 2019. Diluted earnings per share were $0.27 for the first quarter, compared to $0.37 for the prior quarter and $0.37 for the same period last year. The Company adopted the Current Expected Credit Losses (“CECL”) accounting standard for credit losses on January 1, 2020 and recorded $12 million in provision for credit losses during the quarter as a result of the forecasted economic impact from the coronavirus pandemic.

David Brager, Chief Executive Officer of Citizens Business Bank, commented “While it is impossible to know how this crisis will continue to unfold, Citizens Business Bank will focus on our commitment to our customers, our associates, and our shareholders. Our strong capital, liquidity and credit quality will allow us to continue to support the communities we serve and navigate through this pandemic. Although our earnings in the first quarter were negatively impacted by the economic uncertainties that have been brought on by this virus, which among other things, resulted in our $12 million provision for credit losses, we believe our Bank will successfully navigate this crisis just as we have throughout our 45-year history. I am proud of our associates and confident in our ability to succeed despite these challenges.”

Net income of $38.0 million for the first quarter of 2020 produced an annualized return on average equity (“ROAE”) of 7.61% and an annualized return on average tangible common equity (“ROATCE”) of 12.27%. ROAE and ROATCE for the fourth quarter of 2019 were 10.21% and 16.36%, respectively, and 11.14% and 18.75%, respectively, for the first quarter of 2019. Annualized return on average assets (“ROAA”) was 1.34% for the first quarter, compared to 1.79% for the fourth quarter of 2019 and 1.84% for the first quarter of 2019. The efficiency ratio for the first quarter of 2020 was 42.69%, compared to 41.01% for the fourth quarter of 2019 and 41.01% for the first quarter of 2019.

Net interest income before provision for credit losses was $102.3 million for the first quarter of 2020. This represented a $4.7 million, or 4.40%, decrease from the fourth quarter of 2019, and a $7.2 million, or 6.60%, decrease from the first quarter of 2019. Total interest income was $107.1 million for the first quarter of 2020, which was $5.1 million, or 4.55%, lower than the fourth quarter of 2019 and $8.2 million, or 7.09%, lower than the same period last year. Total interest income and fees on loans for the first quarter of 2020 of $92.1 million decreased $5.2 million, or 5.33%, from the fourth quarter of 2019, and decreased $7.6 million, or 7.59%, from the first quarter of 2019. Total investment income of $14.0 million increased $563,000, or 4.18%, from the fourth quarter of 2019 and decreased $1.1 million, or 7.40%, from the first quarter of 2019. Interest expense decreased $396,000, or 7.62%, from the prior quarter and decreased $944,000, or 16.43%, over the first quarter of 2019.

The Company adopted ASU 2016-13, commonly referred to as CECL which replaces the “incurred loss” approach with an “expected loss” model over the life of the loan, effective on January 1, 2020. The implementation of this accounting standard resulted in a beginning balance transition adjustment to our allowance for credit losses (“ACL”) of $1.9 million with a cumulative effect adjustment to beginning retained earnings of $1.3 million, net of tax. A $12.0 million credit loss provision was recorded for the first quarter of 2020, due primarily to economic disruption resulting from COVID-19. During the quarter, we experienced minimal credit charge-offs of $86,000 and total recoveries of $227,000, resulting in net recoveries of $141,000.

Noninterest income was $11.6 million for the first quarter of 2020, compared with $12.6 million for the fourth quarter of 2019 and $16.3 million for the first quarter of 2019. The year-over-year decrease of $4.7 million was primarily due to a $4.5 million net gain on the sale of one of our bank owned buildings in the first quarter of 2019.

Noninterest expense for the first quarter of 2020 was $48.6 million, compared to $49.1 million for the fourth quarter of 2019 and $51.6 million for the first quarter of 2019. There were no merger related expenses related to the Community Bank acquisition for the first quarter of 2020, compared to $442,000 for the fourth quarter of 2019 and $3.1 million for the first quarter of 2019. The year-over-year decrease also included a $776,000 decrease in regulatory assessments, a $587,000 decrease in occupancy and equipment expense primarily due to the consolidation of banking centers, and a $412,000 decrease in Core Deposit Intangible (“CDI”) amortization. These decreases were partially offset by a $1.6 million increase in salaries and employee benefit costs. As a percentage of average assets, noninterest expense was 1.72% for the first quarter of 2020, compared to 1.71% for the fourth quarter of 2019 and 1.83% for the first quarter of 2019.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $102.3 million for the first quarter of 2020, compared to $107.0 million for the fourth quarter of 2019 and $109.5 million for the first quarter of 2019. Our net interest margin (tax equivalent) was 4.08% for the first quarter of 2020, compared to 4.24% for the fourth quarter of 2019 and 4.39% for the first quarter of 2019. Total average earning asset yields (tax equivalent) were 4.27% for the first quarter of 2020, compared to 4.44% for the fourth quarter of 2019 and 4.62% for the first quarter of 2019. The decrease in earning asset yield from the prior quarter was primarily due to a 20 basis point decrease in average loan yields. The decrease in earning asset yield compared to the first quarter of 2019 was primarily due to a 32 basis point decrease in loan yields from 5.27% in the year ago quarter to 4.95%

for the first quarter of 2020. Discount accretion on acquired loans decreased by $1.7 million quarter-over-quarter and decreased by $2.4 million compared to the first quarter of 2019. The significant decline in interest rates over the past three quarters had a negative impact on loans yields, which after excluding discount accretion, declined by 9 basis points compared to the prior quarter and 18 basis points from the prior year. The tax equivalent yield on investments increased two basis points from the fourth quarter of 2019 and decreased 12 basis points from the first quarter of 2019. Average earning assets increased from the fourth quarter of 2019 by $32.4 million to $10.12 billion for the first quarter of 2020. Average loans declined by $13.3 million quarter-over-quarter and investment securities increased on average by $51.5 million from the fourth quarter. Average earning assets declined by $17.2 million from the first quarter of 2019, as loans declined by $179.8 million and investments decreased by $79.8 million, while balances at the Federal Reserve grew on average by $232.0 million compared to the first quarter of 2019.

Total cost of funds declined to 0.21% for the first quarter of 2020 from 0.22% for the fourth quarter of 2019. On average, noninterest bearing deposits were 60% of total deposits during the current quarter. Noninterest bearing deposits declined on average by $51.1 million, or 0.96%, from the fourth quarter of 2019. This modest decline compares favorably to the typical seasonal decline we have experienced between the first quarter and fourth quarter in past years. During the first quarter of 2019, average noninterest bearing deposits declined by $226.1 million or 4.26% from the previous quarter. Interest-bearing deposits and customer repurchase agreements grew on average by $69.2 million during the first quarter of 2020, compared to the fourth quarter of 2019. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.51% for the prior quarter to 0.46% for the first quarter of 2020. In comparison to the first quarter of 2019, our overall cost of funds decreased by 4 basis points, as noninterest bearing deposits grew by $161.3 million and overnight borrowings decreased by $159 million. Interest-bearing deposits declined by $150.5 million compared to the first quarter of 2019, while the cost of interest-bearing deposits increased by 4 basis points.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2020 was 28.75%, compared with 29.00% for the quarter ended March 31, 2019. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $11.61 billion at March 31, 2020. This represented an increase of $324.4 million, or 2.88%, from total assets of $11.28 billion at December 31, 2019. Interest-earning assets of $10.40 billion at March 31, 2020 increased $369.7 million, or 3.69%, when compared with $10.03 billion at December 31, 2019. The increase in interest-earning assets was primarily due to a $539.9 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $98.4 million decrease in total loans and a $92.7 million decrease in investment securities. The Company is well positioned to use the excess liquidity built-up during the quarter to fund customer loan requests under the SBA’s Paycheck Protection Program. The SBA exhausted the funding for these loans on April 15, 2020, but through that date we processed 911 loans, totaling $558 million.

Total assets of $11.61 billion at March 31, 2020 increased $301.9 million, or 2.67%, from total assets of $11.30 billion at March 31, 2019. Interest-earning assets totaled $10.40 billion at March 31, 2020, an increase of $354.5 million, or 3.53%, when compared with earning assets of $10.04 billion at March 31, 2019. The increase in interest-earning assets was primarily due to a $563.8 million increase in interest-earning balances due from the Federal Reserve. This was partially offset by a $140.7 million decrease in total loans and an $85.0 million decrease in investment securities.

Investment Securities

Total investment securities were $2.32 billion at March 31, 2020, a decrease of $92.7 million, or 3.84%, from $2.41 billion at December 31, 2019, and a decrease of $85.0 million, or 3.53%, from $2.41 billion at March 31, 2019.

At March 31, 2020, investment securities held-to-maturity (“HTM”) totaled $642.3 million, a $32.2 million decrease, or 4.77%, from December 31, 2019 and a $91.2 million decrease, or 12.44%, from March 31, 2019.

At March 31, 2020 investment securities available-for-sale (“AFS”) totaled $1.68 billion, inclusive of a pre-tax net unrealized gain of $58.5 million. AFS securities decreased by $60.5 million, or 3.48%, from December 31, 2019, and increased by $6.3 million, or 0.37%, from March 31, 2019.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $1.99 billion at March 31, 2020, compared to $2.06 billion at December 31, 2019 and $2.01 billion at March 31, 2019. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $221.5 million as of March 31, 2020. These securities are located in 27 states. Our largest concentrations of holdings are located in Minnesota at 26.76%, Massachusetts at 13.08%, Connecticut at 6.72%, Texas at 6.57%, and Wisconsin at 6.09%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.47 billion at March 31, 2020 decreased by $98.4 million, or 1.30%, from December 31, 2019. The decrease in total loans included a $111.6 million decline in dairy & livestock and agribusiness loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding dairy and livestock loans, total loans grew by $13.2 million, or 0.18%. The $13.2 million increase in loans included increases of $25.6 million in commercial and industrial loans, $11.1 million in construction loans, and $8.1 million in Small Business Administration (“SBA”) loans, partially offset by a $26.7 million decrease in commercial real estate loans and collectively a $4.9 million decline in other loan segments.

Total loans and leases, net of deferred fees and discounts, of $7.47 billion at March 31, 2020 decreased by $140.7 million, or 1.85%, from March 31, 2019. The decrease in total loans included declines of $54.1 million in commercial real estate loans, $50.2 million in dairy & livestock and agribusiness loans, $26.1 million in SBA loans, $10.0 million in municipal lease finance receivables, $7.2 million in SFR loans, and collectively $800,000 in other loan segments. Partially offsetting these declines was an increase in construction loans of $6.1 million.

Deposits & Customer Repurchase Agreements

Deposits of $9.11 billion and customer repurchase agreements of $368.9 million totaled $9.48 billion at March 31, 2020. This represented an increase of $348.9 million, or 3.82%, when compared with $9.13 billion at

December 31, 2019 and increased $365.6 million, or 4.01%, when compared with $9.12 billion at March 31, 2019.

Noninterest-bearing deposits were $5.57 billion at March 31, 2020, an increase of $327.1 million, or 6.24%, when compared to $5.25 billion at December 31, 2019, and an increase of $473.8 million, or 9.29%, when compared to March 31, 2019. At March 31, 2020, noninterest-bearing deposits were 61.15% of total deposits, compared to 60.26% at December 31, 2019 and 58.92% at March 31, 2019.

FHLB Advance, Other Borrowings and Debentures

At March 31, 2020 and December 31, 2019 we had no short-term borrowings, compared to $153.0 million at March 31, 2019.

At March 31, 2020, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2019. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Capital

The Company’s total equity was $1.94 billion at March 31, 2020. This represented a decrease of $52.7 million, or 2.64%, from total equity of $1.99 billion at December 31, 2019. This decrease was primarily due to repurchase of common stock of $91.7 million, that was offset by a $25.8 million increase in other comprehensive income resulting from the tax effected impact of the increase in market value of our investment securities portfolio. Equity also increased by $13.6 million in retained earnings for the quarter after $24.4 million in cash dividends were declared by the Company for the first quarter of 2020. Our tangible common equity ratio was 11.3% at March 31, 2020.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. As of March 31, 2020, the Company’s Tier 1 leverage capital ratio totaled 11.6%, common equity Tier 1 ratio totaled 14.1%, Tier 1 risk-based capital ratio totaled 14.4%, and total risk-based capital ratio totaled 15.5%.

Asset Quality

The allowance for credit losses totaled $82.6 million at March 31, 2020, compared to $68.7 million at December 31, 2019 and $65.2 million at March 31, 2019. Due to the implementation of CECL, which was effective January 1, 2020, a transition adjustment of $1.9 million was added to the beginning balance of the allowance and was increased by $12.0 million in provision for credit losses in the first quarter of 2020 due to the severe economic disruption forecasted as a result of the coronavirus pandemic. The allowance for credit losses was 1.11%, 0.91%, and 0.86% of total loans and leases outstanding, at March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $6.4 million at March 31, 2020, or 0.09% of total loans. Total nonperforming loans at March 31, 2020 included $4.7 million of nonperforming loans acquired with the acquisition of Community Bank in the third quarter of 2018. This compares to nonperforming loans of $5.3 million, or 0.07% of total loans, at December 31, 2019 and $17.0 million, or 0.22% of total loans, at March 31, 2019. The $6.4 million in nonperforming loans at March 31, 2020 are summarized as follows: $2.7 million in SBA loans, $1.7 million in commercial and industrial loans, $947,000 in commercial real estate loans, $864,000 in SFR mortgage loans, and $166,000 in consumer and other loans.

As of March 31, 2020, we had $4.9 million in OREO compared to $4.9 million at December 31, 2019 and $2.3 million at March 31, 2019.

At March 31, 2020, we had loans delinquent 30 to 89 days of $4.4 million. This compares to $1.7 million at December 31, 2019 and $1.2 million at March 31, 2019. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.06% at March 31, 2020, 0.02% at December 31, 2019, and 0.02% at March 31, 2019. Through April 17, 2020, we have granted temporary payment deferments of interest or of principal and interest for 508 loans in the amount of $768 million, or approximately 10% of our total loan portfolio, at March 31, 2020. These deferments range from 60 to 90 days.

At March 31, 2020, we had $2.8 million in performing TDR loans, compared to $3.1 million in performing TDR loans at December 31, 2019 and $3.3 million in performing TDR loans at March 31, 2019. In terms of the number of loans, we had 11 performing TDR loans at March 31, 2020, compared to 12 performing TDR loans at December 31, 2019 and 12 performing TDR loans at March 31, 2019.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $11.3 million at March 31, 2020, $10.2 million at December 31, 2019, and $19.3 million at March 31, 2019. As a percentage of total assets, nonperforming assets were 0.10% at March 31, 2020, 0.09% at December 31, 2019, and 0.17% at March 31, 2019.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2020, classified loans totaled $83.6 million, compared to $73.4 million at December 31, 2019 and $52.0 million at March 31, 2019. Total classified loans at March 31, 2020 included $41.3 million of classified loans acquired from Community Bank in the third quarter of 2018. Classified loans increased $10.1 million quarter-over-quarter and included a $10.5 million increase in classified commercial and industrial loans and a $4.2 million increase in classified commercial real estate loans, partially offset by a $4.9 million decrease in classified dairy & livestock and agribusiness loans.

At March 31, 2020 loans to customers in the hotel, restaurant, entertainment, or recreation industries represented approximately 3% of our loan portfolio and loans to customers in educational services were only 1% of the overall portfolio. Other retail related loans, primarily loans collateralized by commercial real estate, comprised approximately 12% of the loan portfolio at March 31, 2020. At origination, these loans were underwritten with loan-to-values averaging approximately 53%.

CitizensTrust

As of March 31, 2020 CitizensTrust had approximately $2.70 billion in assets under management and administration, including $1.95 billion in assets under management. Revenues were $2.4 million for the first quarter of 2020, compared to $2.2 million for the first quarter ended March 31, 2019. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, April 23, 2020 to discuss the Company’s first quarter 2020 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 7, 2020 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10141229.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates (including the anticipated phase-out of LIBOR) or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our assets, customers, employees or third parties with whom we conduct business; the effects of the COVID-19 pandemic on the economy (local, national and international), our organization and our customers, suppliers and employees, as well as the effects of various governmental responses to the pandemic, including stimulus packages; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other banking products, systems or services); our ability to retain and increase market share, retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and due from banks	$138,615	$158,310	$168,877
Interest-earning balances due from Federal Reserve	567,124	27,208	3,337

Total cash and cash equivalents	705,739	185,518	172,214

Interest-earning balances due from depository institutions	23,799	2,931	7,420
Investment securities available-for-sale	1,679,755	1,740,257	1,673,501
Investment securities held-to-maturity	642,255	674,452	733,464

Total investment securities	2,322,010	2,414,709	2,406,965

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,466,152	7,564,577	7,606,863
Allowance for credit losses	(82,641)	(68,660)	(65,201)

Net loans and lease finance receivables	7,383,511	7,495,917	7,541,662

Premises and equipment, net	52,867	53,978	55,833
Bank owned life insurance (BOLI)	225,455	226,281	222,010
Intangibles	40,541	42,986	50,927
Goodwill	663,707	663,707	666,539
Other assets	171,571	178,735	163,699

Total assets	$11,606,888	$11,282,450	$11,304,957

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,572,649	$5,245,517	$5,098,822
Investment checking	454,153	454,565	426,983
Savings and money market	2,635,364	2,558,538	2,612,996
Time deposits	451,438	446,308	515,319

Total deposits	9,113,604	8,704,928	8,654,120
Customer repurchase agreements	368,915	428,659	462,774
Other borrowings	-	-	153,000
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	157,209	128,991	118,362

Total liabilities	9,665,502	9,288,352	9,414,030

Stockholders’ Equity
Stockholders’ equity	1,902,980	1,981,484	1,896,372
Accumulated other comprehensive income (loss), net of tax	38,406	12,614	(5,445)

Total stockholders’ equity	1,941,386	1,994,098	1,890,927

Total liabilities and stockholders’ equity	$11,606,888	$11,282,450	$11,304,957

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Assets
Cash and due from banks	$166,816	$177,591	$175,359
Interest-earning balances due from Federal Reserve	243,069	262,707	11,114

Total cash and cash equivalents	409,885	440,298	186,473

Interest-earning balances due from depository institutions	17,972	4,126	7,581
Investment securities available-for-sale	1,697,480	1,614,511	1,698,704
Investment securities held-to-maturity	658,916	690,375	737,516

Total investment securities	2,356,396	2,304,886	2,436,220

Investment in stock of FHLB	17,688	17,688	17,688
Loans and lease finance receivables	7,482,805	7,496,133	7,662,573
Allowance for credit losses	(70,736)	(68,675)	(63,610)

Net loans and lease finance receivables	7,412,069	7,427,458	7,598,963

Premises and equipment, net	53,689	53,846	57,170
Bank owned life insurance (BOLI)	225,463	225,849	221,171
Intangibles	41,732	44,185	52,777
Goodwill	663,707	663,707	666,539
Other assets	177,199	187,521	163,672

Total assets	$11,375,800	$11,369,564	$11,408,254

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,247,025	$5,298,111	$5,085,764
Interest-bearing	3,502,174	3,509,866	3,652,661

Total deposits	8,749,199	8,807,977	8,738,425
Customer repurchase agreements	478,373	401,478	506,743
Other borrowings	438	4,870	159,448
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	115,552	136,150	98,179

Total liabilities	9,369,336	9,376,249	9,528,569

Stockholders’ Equity
Stockholders’ equity	1,993,560	1,981,266	1,898,173
Accumulated other comprehensive income (loss), net of tax	12,904	12,049	(18,488)

Total stockholders’ equity	2,006,464	1,993,315	1,879,685

Total liabilities and stockholders’ equity	$11,375,800	$11,369,564	$11,408,254

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Loans and leases, including fees	$92,117	$97,302	$99,687
Investment securities:
Investment securities available-for-sale	10,049	9,345	10,645
Investment securities held-to-maturity	3,998	4,139	4,525

Total investment income	14,047	13,484	15,170
Dividends from FHLB stock	332	304	332
Interest-earning deposits with other institutions	613	1,129	94

Total interest income	107,109	112,219	115,283

Interest expense:
Deposits	4,124	4,567	3,871
Borrowings and junior subordinated debentures	679	632	1,876

Total interest expense	4,803	5,199	5,747

Net interest income before provision for credit losses	102,306	107,020	109,536
Provision for credit losses	12,000	-	1,500

Net interest income after provision for credit losses	90,306	107,020	108,036

Noninterest income:
Service charges on deposit accounts	4,776	4,971	5,141
Trust and investment services	2,420	2,561	2,182
Gain on OREO, net	10	-	105
Gain on sale of building, net	-	231	4,545
Other	4,434	4,877	4,330

Total noninterest income	11,640	12,640	16,303

Noninterest expense:
Salaries and employee benefits	30,877	31,189	29,302
Occupancy and equipment	4,837	4,727	5,424
Professional services	2,256	2,099	1,925
Computer software expense	2,816	2,626	2,613
Marketing and promotion	1,555	1,741	1,394
Amortization of intangible assets	2,445	2,460	2,857
Acquisition related expenses	-	442	3,149
Other	3,855	3,789	4,940

Total noninterest expense	48,641	49,073	51,604

Earnings before income taxes	53,305	70,587	72,735
Income taxes	15,325	19,306	21,093

Net earnings	$37,980	$51,281	$51,642

Basic earnings per common share	$0.27	$0.37	$0.37

Diluted earnings per common share	$0.27	$0.37	$0.37

Cash dividends declared per common share	$0.18	$0.18	$0.18

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income - tax equivalent (TE)	$107,477	$112,606	$115,738
Interest expense	4,803	5,199	5,747

Net interest income - (TE)	$102,674	$107,407	$109,991

Return on average assets, annualized	1.34%	1.79%	1.84%
Return on average equity, annualized	7.61%	10.21%	11.14%
Efficiency ratio [1]	42.69%	41.01%	41.01%
Noninterest expense to average assets, annualized	1.72%	1.71%	1.83%
Yield on average loans	4.95%	5.15%	5.27%
Yield on average earning assets (TE)	4.27%	4.44%	4.62%
Cost of deposits	0.19%	0.21%	0.18%
Cost of deposits and customer repurchase agreements	0.20%	0.21%	0.20%
Cost of funds	0.21%	0.22%	0.25%
Net interest margin (TE)	4.08%	4.24%	4.39%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	139,106,596	139,839,331	139,615,195
Diluted	139,315,514	140,024,746	139,831,429
Dividends declared	$24,416	$25,248	$25,168
Dividend payout ratio [2]	64.29%	49.23%	48.74%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,510,960	140,102,480	140,009,185
Book value per share	$14.33	$14.23	$13.51
Tangible book value per share	$9.13	$9.19	$8.38

	March 31, 2020	December 31, 2019	March 31, 2019
Nonperforming assets:
Nonaccrual loans	$6,428	$5,033	$16,714
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	244	277
Other real estate owned (OREO), net	4,889	4,889	2,275

Total nonperforming assets	$11,317	$10,166	$19,266

Troubled debt restructured performing loans	$2,813	$3,112	$3,299

Percentage of nonperforming assets to total loans outstanding and OREO	0.15%	0.13%	0.25%
Percentage of nonperforming assets to total assets	0.10%	0.09%	0.17%
Allowance for credit losses to nonperforming assets	730.24%	675.39%	338.43%

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Allowance for credit losses:
Beginning balance	$68,660	$68,672	$63,613
Impact of adopting ASU 2016-13	1,840	-	-
Total charge-offs	(86)	(26)	(99)
Total recoveries on loans previously charged-off	227	14	187

Net recoveries	141	(12)	88
Provision for credit losses	12,000	-	1,500

Allowance for credit losses at end of period	$82,641	$68,660	$65,201

Net recoveries to average loans	0.002%	-0.0002%	0.001%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type
	March 31, 2020		December 31, 2019
	Allowance for Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance for Loan Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial and industrial	$9.4	1.0%	$8.9	0.9%
SBA	3.9	1.3%	1.5	0.5%
Real estate:
Commercial real estate	58.4	1.1%	48.6	0.9%
Construction	4.5	3.6%	0.9	0.7%
SFR mortgage	0.3	0.1%	2.3	0.8%
Dairy & livestock and agribusiness	4.3	1.6%	5.3	1.4%
Municipal lease finance receivables	0.3	0.5%	0.6	1.2%
Consumer and other loans	1.4	1.2%	0.6	0.5%

Total	$82.6	1.1%	$68.7	0.9%

-  14 -

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2020		2019		2018
Quarter End	High	Low	High	Low	High	Low
March 31,	$22.01	$14.92	$23.18	$19.94	$25.14	$21.64
June 30,			$22.22	$20.40	$24.11	$21.92
September 30,			$22.23	$20.00	$24.97	$22.19
December 31,			$22.18	$19.83	$23.51	$19.21

Quarterly Consolidated Statements of Earnings

	Q1	Q4	Q3	Q2	Q1
	2020	2019	2019	2019	2019
Interest income
Loans and leases, including fees	$92,117	$97,302	$98,796	$101,843	$99,687
Investment securities and other	14,992	14,917	14,767	14,942	15,596

Total interest income	107,109	112,219	113,563	116,785	115,283

Interest expense
Deposits	4,124	4,567	4,589	4,093	3,871
Other borrowings	679	632	815	1,635	1,876

Total interest expense	4,803	5,199	5,404	5,728	5,747

Net interest income before provision for credit losses	102,306	107,020	108,159	111,057	109,536
Provision for credit losses	12,000	-	1,500	2,000	1,500

Net interest income after provision for credit losses	90,306	107,020	106,659	109,057	108,036

Noninterest income	11,640	12,640	11,894	18,205	16,303
Noninterest expense	48,641	49,073	47,535	50,528	51,604

Earnings before income taxes	53,305	70,587	71,018	76,734	72,735
Income taxes	15,325	19,306	20,595	22,253	21,093

Net earnings	$37,980	$51,281	$50,423	$54,481	$51,642

Effective tax rate	28.75%	27.35%	29.00%	29.00%	29.00%

Basic earnings per common share	$0.27	$0.37	$0.36	$0.39	$0.37
Diluted earnings per common share	$0.27	$0.37	$0.36	$0.39	$0.37

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,416	$25,248	$25,276	$25,248	$25,168

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Commercial and industrial	$960,761	$935,127	$921,678	$917,953	$957,742
SBA	313,071	305,008	319,571	327,606	339,192
Real estate:
Commercial real estate	5,347,925	5,374,617	5,375,668	5,417,351	5,402,049
Construction	128,045	116,925	119,931	116,457	121,912
SFR mortgage	278,743	283,468	278,644	278,285	285,928
Dairy & livestock and agribusiness	272,114	383,709	311,229	301,752	322,321
Municipal lease finance receivables	51,287	53,146	54,468	59,985	61,249
Consumer and other loans	114,206	116,319	117,128	120,779	120,949

Gross loans	7,466,152	7,568,319	7,498,317	7,540,168	7,611,342
Less:
Deferred loan fees, net [1]	-	(3,742)	(3,866)	(4,478)	(4,479)

Gross loans, net of deferred loan fees and discounts	7,466,152	7,564,577	7,494,451	7,535,690	7,606,863
Allowance for credit losses	(82,641)	(68,660)	(68,672)	(67,132)	(65,201)

Net loans	$7,383,511	$7,495,917	$7,425,779	$7,468,558	$7,541,662

[1] Beginning with March 31, 2020, gross loans are presented net of deferred loan fees by respective class of financing receivables.

Deposit Composition by Type and Customer Repurchase Agreements

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Noninterest-bearing	$5,572,649	$5,245,517	$5,385,104	$5,250,235	$5,098,822
Investment checking	454,153	454,565	433,615	436,090	426,983
Savings and money market	2,635,364	2,558,538	2,513,888	2,496,904	2,612,996
Time deposits	451,438	446,308	461,723	479,594	515,319

Total deposits	9,113,604	8,704,928	8,794,330	8,662,823	8,654,120

Customer repurchase agreements	368,915	428,659	407,850	421,271	462,774

Total deposits and customer repurchase agreements	$9,482,519	$9,133,587	$9,202,180	$9,084,094	$9,116,894

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Nonperforming loans:
Commercial and industrial	$1,703	$1,266	$1,550	$1,993	$8,388
SBA	2,748	2,032	2,706	5,082	4,098
Real estate:
Commercial real estate	947	724	1,083	1,095	1,134
Construction	-	-	-	-	-
SFR mortgage	864	878	888	2,720	2,894
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	166	377	385	397	477

Total	$6,428	$5,277	$6,612	$11,287	$16,991

% of Total gross loans	0.09%	0.07%	0.09%	0.15%	0.22%

Past due 30-89 days:
Commercial and industrial	$665	$2	$756	$310	$369
SBA	3,086	1,402	303	-	601
Real estate:
Commercial real estate	210	-	368	-	124
Construction	-	-	-	-	-
SFR mortgage	233	249	-	-	-
Dairy & livestock and agribusiness	166	-	-	-	-
Consumer and other loans	-	-	-	22	101

Total	$4,360	$1,653	$1,427	$332	$1,195

% of Total gross loans	0.06%	0.02%	0.02%	0.004%	0.02%

OREO:
SBA	$797	$797	$444	$-	$-
Real estate:
Commercial real estate	2,275	2,275	2,275	2,275	2,275
SFR mortgage	1,817	1,817	6,731	-	-

Total	$4,889	$4,889	$9,450	$2,275	$2,275

Total nonperforming, past due, and OREO	$15,677	$11,819	$17,489	$13,894	$20,461

% of Total gross loans	0.21%	0.16%	0.23%	0.18%	0.27%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

	Minimum Required Plus Capital Conservation Buffer	CVB Financial Corp. Consolidated
Capital Ratios		March 31, 2020	December 31, 2019
Tier 1 leverage capital ratio	4.0%	11.6%	12.3%
Common equity Tier 1 capital ratio	7.0%	14.1%	14.8%
Tier 1 risk-based capital ratio	8.5%	14.4%	15.1%
Total risk-based capital ratio	10.5%	15.5%	16.0%

Tangible common equity ratio		11.3%	12.2%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2020, December 31, 2019 and March 31, 2019.

	March 31,	December 31,	March 31,
	2020	2019	2019
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,941,386	$1,994,098	$1,890,927
Less: Goodwill	(663,707)	(663,707)	(666,539)
Less: Intangible assets	(40,541)	(42,986)	(50,927)

Tangible book value	$1,237,138	$1,287,405	$1,173,461
Common shares issued and outstanding	135,510,960	140,102,480	140,009,185

Tangible book value per share	$9.13	$9.19	$8.38

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(Dollars in thousands)

Net Income	$37,980	$51,281	$51,642
Add: Amortization of intangible assets	2,445	2,460	2,857
Less: Tax effect of amortization of intangible assets [1]	(723)	(727)	(845)

Tangible net income	$39,702	$53,014	$53,654

Average stockholders’ equity	$2,006,464	$1,993,315	$1,879,685
Less: Average goodwill	(663,707)	(663,707)	(666,539)
Less: Average intangible assets	(41,732)	(44,185)	(52,777)

Average tangible common equity	$1,301,025	$1,285,423	$1,160,369

Return on average equity, annualized	7.61%	10.21%	11.14%
Return on average tangible common equity, annualized	12.27%	16.36%	18.75%

[1] Tax effected at respective statutory rates.